                                                Filed pursuant to Rule 424(b)(3)

                                                                File # 333-64982

                 THIRD PROSPECTUS SUPPLEMENT DATED JULY 1, 2002

                                       TO

                         PROSPECTUS DATED JULY 19, 2001

                                2,425,373 SHARES

                           CHAMPION ENTERPRISES, INC.

                                  COMMON STOCK
                                ($1.00 PAR VALUE)

         This prospectus supplement supplements the prospectus dated July 19, 2001 of Champion Enterprises, Inc. ("Champion") relating to 2,425,373 shares of common stock, $1.00 par value per share, of Champion issuable upon conversion of Convertible Promissory Notes held by the selling shareholders. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information presented in this prospectus supplement supercedes the information contained in the prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus Supplement is July 1, 2002.



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         The section of the Prospectus under the heading "Selling Shareholders"
is amended to read in its entirety as follows:

         Certain information concerning the selling shareholders is provided below. The following table was restated in a supplement to this Prospectus dated July 1, 2002 and reflects selling shareholder information as of that date.

                                                                    Shares of Common Stock
                                                                  --------------------------
                                                                  Beneficially                  Percent of
                           Present Positions, Offices or          owned as of      Offered     class owned
                       Relationships with the Company and its     date of this     by this        after
   Name                  Affiliates During the Past 3 Years        Prospectus     Prospectus     Offering
   ----                 ----------------------------------         ----------     ----------     --------
                                        (1)                            (2)           (3)            (4)

John Bushman            Consultant                                    85,684       562,875          0
ICA Group, Inc.         N/A                                          109,577       663,869          0
Investment Corp.        N/A                                           41,630       261,503          0
of America
Ed Lasater              President                                     36,939       187,127          *
Roger Lasater           President, Whitworth Management, Inc.         19,225       120,873          *
Jeff Bushman            Regional Vice President                       22,596       147,006          *
Gary Chipman            Regional Vice President                       15,898       103,174          *
Jim Kirk                Regional Vice President of Homes America      15,692       101,812          *
                        of Arizona, Inc.
Harvey Andrews          General Manager                               11,732        75,926          *
Brad Bushman            General Manager Wholesale Division             8,899        62,664          *
Sandy Tucker            General Manager                                2,523        15,665          *
Mike McGinnis           General Manager                               13,694        45,943          *
Ben Spector             General Manager                                7,538        28,891          *
Gay Cleary              General Manager                                5,614         2,519          *
Andy Lasater            Executive Vice President                       5,226        24,968          *
Ron Borders             General Manager                                1,308         7,734          *
Eddie Harrison          General Manager                                2,482        12,824          *
* Less than 1%

(1) Unless otherwise indicated, the office or position listed is with A-1 Homes Group, Inc., a wholly-owned subsidiary of Champion Enterprises, Inc.

(2) Consists of shares of the Company's common stock beneficially owned by the selling shareholder excluding any shares to be received by the selling shareholder upon conversion into common stock of any payments due to the selling shareholder after July 1, 2002 under the Convertible Promissory Notes.

(3) Assumes conversion into common stock of all of the payments due to the selling shareholder under the Convertible Notes at a conversion price of $10.72 per share, based upon the average of the high and low reported sales price of the Company's


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         common stock for July 10, 2001. This conversion price and, therefore, the number of shares of common stock issuable upon conversion of the payments under the Convertible Promissory Notes are subject to adjustment.

(4) Assumes sale of all common stock issuable upon conversion of the payments due to the selling shareholder under the Convertible Promissory Notes.


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